Exhibit 23.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 16, 2004 (except for the information in the second and third paragraphs of Note 5 as to which the date is March 28, 2004), accompanying the consolidated financial statements of Teknowledge Corporation and subsidiary (the “Company”) included in the Company’s Annual Report on Form 10-KSB for the year in the period ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Company’s Registration Statements on Form S–8 (File Nos. 33–27291, 33–77874, 33–78984, 33–82720, 333–00261, 333–67623, 333–44334 and 333-100196).

/s/Grant Thornton LLP
Grant Thornton LLP

San Jose, California
March 16, 2004